Exhibit 99.1
Solera Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2015 Results
Fiscal Year Revenue of $1,140.8 Million, up 15.6% on a Reported Basis and up 22.6% on a Constant Currency Basis; Fourth Quarter Revenue of $297.1 Million, up 10.9% on a Reported Basis and up 22.5% on a Constant Currency Basis; Fiscal Year Adjusted EBITDA up 10.3% on a Reported Basis and up 19.4% on a Constant Currency Basis:
Company Announces Quarterly Dividend
WESTLAKE, Texas, August 25, 2015/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry, today reported results for the fourth quarter and fiscal year.
Results for the Fourth Quarter and Fiscal Year Ended June 30, 2015:
GAAP Results

•
Revenue for fiscal year 2015 was $1,140.8 million, a 15.6% increase over the prior fiscal year revenue of $987.3 million. On a constant currency basis, revenue for fiscal year 2015 increased by approximately 22.6% over the prior fiscal year revenue;

•
Revenue for the fourth quarter was $297.1 million, a 10.9% increase over the prior year fourth quarter revenue of $267.9 million. On a constant currency basis, revenue for the fourth quarter increased by approximately 22.5% over the prior year fourth quarter revenue;

•
For fiscal year 2015, we reported a net loss attributable to Solera Holdings, Inc. of $100.8 million, as compared to the prior fiscal year net loss attributable to Solera Holdings, Inc. of $8.7 million. The net loss reported for fiscal years 2015 and 2014 is due to certain non-recurring charges as described below;

•
Net loss attributable to Solera Holdings, Inc. for the fourth quarter was $146.8 million, as compared to the prior year fourth quarter net income attributable to Solera Holdings, Inc. of $8.8 million. The net loss reported for the fourth quarter is due to certain non-recurring charges incurred as described below;

•
For fiscal year 2015, we reported a diluted net loss attributable to Solera Holdings, Inc. per common share of $1.50, as compared to the prior fiscal year diluted net loss attributable to Solera Holdings, Inc. per common share of $0.13. The diluted net loss per common share reported for fiscal years 2015 and 2014 is due to the net losses reported for the same periods.

•
Diluted net loss attributable to Solera Holdings, Inc. per common share for the fourth quarter was $2.19, as compared to the prior year fourth quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.13. The diluted net loss per common share reported for the fourth quarter is due to the net loss reported for the same period.

"We were pleased with our fourth quarter revenue of $297 million, which was up 7.5% on an organic constant currency basis and in-line with our expectations," said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer.

Non-GAAP Results

•
Adjusted EBITDA for fiscal year 2015 was $458.0 million, a 10.3% increase over the prior fiscal year Adjusted EBITDA of $415.4 million. On a constant currency basis, Adjusted EBITDA for fiscal year 2015 increased by 19.4% over the prior fiscal year Adjusted EBITDA;

•
Adjusted EBITDA for the fourth quarter was $116.0 million, a 5.0% increase over the prior year fourth quarter Adjusted EBITDA of $110.5 million. On a constant currency basis, Adjusted EBITDA for the fourth quarter increased by 19.9% over the prior year fourth quarter Adjusted EBITDA;

•
Adjusted EBITDA margin for fiscal year 2015 was 40.1%, a 192 basis point decrease over the prior fiscal year Adjusted EBITDA margin of 42.1%. On a constant currency basis, Adjusted EBITDA margin for fiscal year 2015 was 41.0%, a 112 basis point decrease over the prior fiscal year Adjusted EBITDA margin;

•
Adjusted EBITDA margin for the fourth quarter was 39.1%, a 221 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin of 41.3%. On a constant currency basis, Adjusted EBITDA margin for the fourth quarter was 40.4%, an 87 basis point decrease over the prior year fourth quarter Adjusted EBITDA margin;

•	Adjusted Net Income for fiscal year 2015 was $210.5 million, a 10.0% increase over the prior fiscal year Adjusted Net Income of $191.3 million;

•	Adjusted Net Income for the fourth quarter was $54.5 million, a 12.1% increase over the prior year fourth quarter Adjusted Net Income of $48.6 million;

•	Cash EPS for fiscal year 2015 was $3.09, a 12.0% increase over the prior fiscal year Cash EPS per diluted common share of $2.76.

•	Cash EPS for the fourth quarter was $0.81, a 15.7% increase over the prior year fourth quarter Cash EPS of $0.70.
Business Statistics

•
EMEA revenues were $136.4 million and $538.1 million for the fourth quarter and the full fiscal year, respectively, representing a 0.7% and 3.9% increase over the respective prior year periods. On a constant currency basis, EMEA revenues for the fourth quarter and the full fiscal year increased 20.1% and 15.3% over the respective prior year periods. After excluding the revenue of CAP Automotive ("CAP"), EMEA revenues decreased 1.3% over the prior fiscal year and, on a constant currency basis, increased 9.6% over the prior fiscal year. After excluding the revenue of CAP, EMEA revenues decreased 7.8% over the prior fourth quarter and, on a constant currency basis, increased 10.7% over the prior year fourth quarter;

•
Americas revenues were $160.7 million and $602.7 million for the fourth quarter and the full fiscal year, respectively, representing a 21.3% and 28.4% increase over the respective prior year periods. On a constant currency basis, Americas revenues for the fourth quarter and the full fiscal year increased 24.9% and 30.7% over the respective prior year periods. After excluding the revenues of the Insurance and Services Division of Pittsburgh Glass Works, LLC ("I&S") and Service Repair Solutions, Inc. ("SRS"), Americas revenues increased 5.3% over the prior fiscal year and, on a constant currency basis, increased 8.1% over the prior fiscal year. After excluding I&S, Americas revenues increased 8.4% over the prior year fourth quarter and, on a constant currency basis, increased 12.1% over the prior year fourth quarter;

•
Revenues from insurance company customers were $111.8 million and $441.2 million for the fourth quarter and the full fiscal year, respectively, representing a 13.9% and 14.4% increase over the respective prior year periods. On a constant currency basis, revenues from insurance company customers for the fourth quarter and the full fiscal year increased 25.3% and increased 21.3% over the respective prior year periods;

•
Revenues from collision repair facility customers were $69.8 million and $286.7 million for the fourth quarter and the full fiscal year, respectively, representing a 9.3% and 2.0% decrease over the respective prior year periods. On a constant currency basis, revenues from collision repair facility customers for the fourth quarter and the full fiscal year increased 5.5% and 6.7% over the respective prior year periods;

•
Revenues from independent assessors were $15.9 million and $69.5 million for the fourth quarter and the full fiscal year, respectively, representing a 17.9% and 11.4% decrease over the respective prior year periods. On a constant currency basis, revenues from independent assessors for the fourth quarter and the full fiscal year increased 2.3% and 0.6% over the respective prior year periods;

•
Revenues from service, repair and maintenance facilities customers, were $39.2 million and $135.2 million for the fourth quarter and the full fiscal year, respectively, representing an increase of 31.1% and 82.7% over the respective prior year periods;

•
Revenues from automotive recyclers, salvage, dealerships and other customers were $60.4 million and $208.2 million for the fourth quarter and the full fiscal year, respectively, representing a 38.8% and 33.0% increase over the respective prior year periods. On a constant currency basis, revenues from automotive recyclers, salvage, dealerships and other customers for the fourth quarter and the full fiscal year increased 49.2% and 38.3% over the respective prior year periods. The increase in revenues from automotive recyclers, salvage, dealerships and other customers is primarily due to incremental revenue contributions from recently-acquired businesses.

Other Information
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to foreign currency changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Foreign Currency:

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2015:

Period	Average Euro-to-U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter Ended September 30, 2013	1.32	1.55
Quarter Ended December 31, 2013	1.36	1.62
Quarter Ended March 31, 2014	1.37	1.65
Quarter Ended June 30, 2014	1.37	1.68
Quarter Ended September 30, 2014	1.33	1.67
Quarter Ended December 31, 2014	1.25	1.58
Quarter Ended March 31, 2015	1.13	1.52
Quarter Ended June 30, 2015	1.11	1.53

During fiscal year 2015, as compared to fiscal year 2014, the U.S. dollar strengthened against many of the foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 11.4% and the Pound Sterling by 3.2%, which decreased our associated revenues and expenses during fiscal year 2015. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $8.0 million and $31.7 million during the fourth quarter and fiscal year ended June 30, 2015.

Net Loss Attributable to Solera Holdings, Inc.:
The net loss attributable to Solera Holdings, Inc. reported for the fourth quarter and fiscal year 2015 was primarily attributable to $150 million of income tax expense recognized in the fourth quarter resulting from the withdrawal of the permanent reinvestment assertion with respect to $350 million of our foreign subsidiaries' undistributed earnings generated through fiscal 2015. The income tax expense recognized in the fourth quarter does not impact our cash income tax rate for fiscal year 2015.

The net loss attributable to Solera Holdings, Inc. reported in fiscal year 2014 was primarily attributable to a (i) one-time charge associated with the November 2013 redemption of our senior unsecured notes due 2018 of $39.1 million, which is net of the related income tax benefit of $21.1 million, and (ii) establishing a valuation allowance on our U.S. deferred tax assets of $24.8 million.

Absent the non-recurring charges described above, we would have reported fiscal year 2015 net income attributable to Solera Holdings, Inc. of approximately $48.6 million, an 11.9% decrease over fiscal year 2014 net income attributable to Solera Holdings, Inc. of $55.2 million. In addition, absent the non-recurring charges described above, we would have reported fourth quarter net income attributable to Solera Holdings, Inc. of approximately $2.7 million, a 69.7% decrease over the prior year fourth quarter net income attributable to Solera Holdings, Inc. of $8.8 million.

Quarterly Dividend:
Our Board of Directors approved the payment of a quarterly cash dividend of $0.225 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on September 22, 2015 to stockholders and restricted stock unit holders of record at the close of business on September 8, 2015.
Earnings Conference Call:
Solera will release its financial results for the fourth quarter and fiscal year ended June 30, 2015 on Tuesday, August 25, 2015, after the market close. A conference call will be hosted by Tony Aquila, Solera's founder, Chairman and CEO, and Renato Giger, Solera's CFO, at 5:00 pm EDT that evening. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website at www.solerainc.com. A live audio-cast will also be accessible to the public by calling (855) 542-4213 or (412) 455-6065 from outside the U.S. and providing the access code 84363442. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audio-cast, a replay will be available until 11:59 p.m. EDT on September 8, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 from outside the U.S. and provide the access code 84363442.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2015	2014	2015	2014
Revenues	$297,071	$267,899	$1,140,846	$987,259
Cost of revenues:
Operating expenses	75,119	60,229	285,643	222,262
Systems development and programming costs	27,650	24,434	105,476	90,735
Total cost of revenues (excluding depreciation and amortization)	102,769	84,663	391,119	312,997
Selling, general and administrative expenses	90,265	82,421	336,709	297,301
Depreciation and amortization	43,133	33,626	162,160	122,283
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,564	2,070	6,280	6,527
Acquisition and related costs	3,302	13,205	35,162	41,512
Interest expense	34,079	26,329	124,748	107,422
Other (income) expense, net	(5,071)	1,930	(34,525)	63,991
	270,041	244,244	1,021,653	952,033
Income before provision for income taxes	27,030	23,655	119,193	35,226
Income tax provision	169,063	7,640	200,320	30,058
Net income (loss)	(142,033)	16,015	(81,127)	5,168
Less: Net income attributable to noncontrolling interests	4,757	7,256	19,706	13,878
Net income (loss) attributable to Solera Holdings, Inc.	$(146,790)	$8,759	$(100,833)	$(8,710)
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$(2.19)	$0.13	$(1.50)	$(0.13)
Diluted	$(2.19)	$0.13	$(1.50)	$(0.13)
Dividends paid per share	$0.195	$0.170	$0.78	$0.68
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	67,059	68,737	67,692	68,817
Diluted	67,059	69,268	67,692	68,817

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2015 AND 2014
(In thousands)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$(142,033)	$16,015	$(81,127)	$5,168
Add: Income tax provision	169,063	7,640	200,320	30,058
Net income before income tax provision	27,030	23,655	119,193	35,226
Add: Depreciation and amortization	43,133	33,626	162,160	122,283
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,564	2,070	6,280	6,527
Add: Acquisition and related costs	3,302	13,205	35,162	41,512
Add: Litigation related expenses	1,992	303	8,122	889
Add: Interest expense	34,079	26,329	124,748	107,422
Add: Other expense, net	(5,071)	1,930	(34,525)	63,991
Add: Stock-based compensation expense	9,995	9,420	36,897	37,515
Adjusted EBITDA	116,024	110,538	458,037	415,365

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE MONTHS AND FISCAL YEARS ENDED JUNE 30, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Fiscal Years Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to Solera Holdings, Inc.	$(146,790)	$8,759	$(100,833)	$(8,710)
Add: Income tax provision	169,063	7,640	200,320	30,058
Net income attributable to Solera Holdings, Inc. before income tax provision	22,273	16,399	99,487	21,348
Add: Amortization of acquisition-related intangibles	31,433	22,511	118,275	86,303
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	1,564	2,070	6,280	6,527
Add: Acquisition and related costs	3,302	13,205	35,162	41,512
Add: Litigation related expenses	1,992	303	8,122	889
Add: Other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments	3,127	1,802	(19,828)	64,387
Add: Stock-based compensation expense	9,995	9,420	36,897	37,515
Adjusted Net Income before income tax provision	73,686	65,710	284,395	258,481
Less: Assumed provision for income taxes at 26%	(19,158)	(17,085)	(73,943)	(67,205)
Adjusted Net Income	$54,528	$48,625	$210,452	$191,276
Cash EPS:
Basic	$0.81	$0.71	$3.11	$2.78
Diluted	$0.81	$0.70	$3.09	$2.76
Weighted-average shares used in the calculation of Cash EPS:
Basic	67,059	68,737	67,692	68,817
Diluted	67,332	69,268	68,066	69,313

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$479,592	$837,751
Accounts receivable, net of allowance for doubtful accounts of $6,114 and $5,098 at June 30, 2015 and 2014, respectively	156,955	153,150
Other receivables	21,234	23,002
Other current assets	53,597	35,594
Deferred income tax assets	12,878	8,184
Total current assets	724,256	1,057,681
Property and equipment, net	93,391	76,977
Goodwill	1,950,408	1,574,937
Intangible assets, net	898,500	584,756
Other noncurrent assets	70,330	13,012
Noncurrent deferred income tax assets	15,745	92,723
Total assets	$3,752,630	$3,400,086
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,239	$37,413
Accrued expenses and other current liabilities	266,861	216,828
Income taxes payable	16,263	15,179
Deferred income tax liabilities	9,077	13,332
Total current liabilities	336,440	282,752
Long-term debt	2,481,828	1,867,808
Other noncurrent liabilities	73,799	63,433
Noncurrent deferred income tax liabilities	176,316	106,295
Total liabilities	3,068,383	2,320,288
Redeemable noncontrolling interests	445,552	382,298
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 66,985 and 68,552 issued and outstanding as of June 30, 2015 and 2014, respectively	579,602	629,247
Retained earnings (accumulated deficit)	(173,305)	71,417
Accumulated other comprehensive income (loss)	(178,474)	(12,688)
Total Solera Holdings, Inc. stockholders’ equity	227,823	687,976
Noncontrolling interests	10,872	9,524
Total stockholders’ equity	238,695	697,500
Total liabilities and stockholders’ equity	$3,752,630	$3,400,086

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE FISCAL YEARS ENDED JUNE 30, 2015 AND 2014
(In thousands)
(Unaudited)

	Fiscal Years Ended June 30,
	2015	2014
Net cash provided by operating activities	$215,920	$248,526
Net cash used in investing activities	(987,204)	(417,578)
Net cash provided by financing activities	430,914	542,147
Effect of foreign currency exchange rate changes on cash and cash equivalents	(17,789)	417
Net change in cash and cash equivalents	(358,159)	373,512
Cash and cash equivalents, beginning of period	837,751	464,239
Cash and cash equivalents, end of period	$479,592	$837,751

Supplemental cash flow information:
Cash paid for interest	$128,816	$117,019
Cash paid for income taxes	$63,621	$53,635

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$1,562	$3,331
Accrued contingent purchase consideration	$23,188	$1,469

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

	Q4 FY15	Q3 FY15	Q4 FY14	Sequential Change	Year/Year Change
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	10.9%	7.1%	22.6%	3.8%	(11.7)%
Americas	21.3%	15.4%	35.8%	5.9%	(14.5)%
EMEA	0.7%	(1.0)%	11.9%	1.9%	(11.2)%

	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	10.9%	7.1%	18.3%	28.5%	22.6%
Americas	21.3%	15.4%	33.2%	50.1%	35.8%
EMEA	0.7%	(1.0)%	5.4%	11.4%	11.9%

Constant Currency Total Revenue Growth (1)	Q4 FY15	Q3 FY15	Q4 FY14	Sequential Change	Year/Year Change

	Revenue	Revenue	Revenue	Revenue	Revenue
Total	22.5%	17.2%	20.6%	5.3%	1.9%
Americas	24.9%	17.9%	37.4%	7%	(12.4)%
EMEA	20.1%	16.5%	7.0%	3.5%	13%

Constant Currency Organic Revenue Growth (2)	Q4 FY15	Q3 FY15	Q4 FY14	Sequential Change	Year/Year Change

	Revenue	Revenue	Revenue	Revenue	Revenue
Total	7.5%	5.4%	4.7%	2.2%	2.9%
Americas	7.5%	6.1%	3.3%	1.4%	4.3%
EMEA	7.5%	4.6%	5.7%	2.8%	1.7%

	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14
Constant Currency Total Revenue Growth (1)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	22.5%	17.2%	23.8%	28.1%	20.6%
Americas	24.9%	17.9%	35.1%	50.8%	37.4%
EMEA	20.1%	16.5%	14.0%	10.2%	7.0%

	Q4 FY15	Q3 FY15	Q2 FY15	Q1 FY15	Q4 FY14
Constant Currency Organic Revenue Growth (2)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	7.5%	5.4%	7.9%	4.7%	4.7%
Americas	7.5%	6.1%	10.6%	3.1%	3.3%
EMEA	7.5%	4.6%	5.6%	6.0%	5.7%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry. Solera is active in over 75 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair ("SMR") market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the Solera's website at www.solera.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our dividend increase and the expected payment date; our expectations and beliefs regarding changes in foreign currency exchange rates; and historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; risks associated with a diversified business; successful integration of acquired businesses that operate in industries outside of our core market; rapid technology changes in our industries, which could affect customer decisions regarding the purchase of our software and services; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our reliance on third-party information for our software and services; our dependence on a limited number of key personnel; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our reliance on a limited number of customers for a substantial portion of our revenues; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Financial Measures:
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During fiscal years 2015 and 2014, we assumed a 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share. If we report a net loss attributable to Solera Holdings, Inc. for GAAP purposes, the diluted shares outstanding used in the calculation of Cash EPS includes the dilutive effective of common stock equivalents.

SOURCE Solera Holdings, Inc.
Press Contact
Angela Vargo
(214) 679-5660
angela.vargo@solerainc.com
Investor Relations
Jonathan Doros
(817) 961-2097
jonathan.doros@solerainc.com